Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 23, 2017
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 23, 2017 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2016. Sierra Bancorp recognized consolidated net income of $5.517 million for the fourth quarter of 2016, an increase of $1.588 million, or 40%, relative to the third quarter of 2016 due primarily to non-recurring income and lower one-time acquisition costs. Net income for the fourth quarter of 2016 is also higher than in the fourth quarter of 2015. Net interest income continued its upward trend due to higher interest-earning assets and the favorable impact of rising market interest rates. Non-interest income was up in the fourth quarter of 2016, but as noted it includes a substantially higher level of non-recurring income than in previous periods. Non-interest expense reflects a drop relative to the third quarter of 2016, due to a lower level of non-recurring costs stemming from our acquisition of Coast Bancorp in July 2016. Core non-interest expense has been increasing for the past several periods, however, due to ongoing operating costs related to Coast branches and our new Sanger branch, among other things. For the fourth quarter of 2016 the Company’s return on average assets was 1.12%, return on average equity was 10.52%, and diluted earnings per share were $0.40.

For the year in 2016 the Company recognized net income of $17.567 million, which represents a drop of $500,000, or 3%, relative to 2015 due to non-recurring acquisition costs. The Company’s financial performance metrics for 2016 include a return on average equity of 8.71%, a return on average assets of 0.95%, and diluted earnings per share of $1.29.

Total assets increased by $236 million, or 13%, during 2016, ending the year at $2.033 billion. Asset growth came primarily from increases of $130 million, or 11%, in gross loan balances, $23 million, or 4%, in investment securities, and $72 million, or 148%, in cash and balances due from banks (including interest-earning balances held at the Federal Reserve Bank). Total nonperforming assets were reduced by over $4 million, or 33%, during the year. Deposits were up $231 million, or 16%, including a $200 million increase in core non-maturity deposits. As detailed below, our mid-year acquisition of Coast had a significant impact on balance sheet growth in 2016.

Sierra Bancorp Financial Results

January 23, 2017

“We are what we repeatedly do. Excellence is therefore not an act but a habit.” – Aristotle

“In the fourth quarter of 2016 we exceeded the $2 billion benchmark for total assets, and realized strong organic growth in both loans and deposits due in large part to the efforts of our bankers throughout all of our communities,” commented Kevin McPhaill, President and CEO. “Our success has been engendered by focusing on business development, providing a high level of traditional community bank service, and executing as promised. It is great to see the results of our repeated hard work in the form of quality growth, both in the existing portfolio as well as through acquisition,” he observed further. “While we are proud of our accomplishments this past year, we will do our best to create additional opportunities and continue our ‘habit of excellence’ in 2017,” concluded McPhaill.

Financial Highlights

Net income increased by $154,000, or 3%, in the fourth quarter of 2016 relative to the fourth quarter of 2015, but fell by $500,000, or 3%, for the year in 2016 relative to 2015. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $2.252 million, or 15%, for the fourth quarter and $5.056 million, or 8%, for the year due primarily to growth in average interest-earning assets totaling $222 million, or 14%, in the fourth quarter of 2016 over the fourth quarter of 2015, and $143 million, or 9%, for the year in 2016 over 2015. The favorable impact of higher interest-earning assets was enhanced by an improvement of two basis points in our net interest margin for the comparative quarters, but was partially offset by a drop of four basis points in our net interest margin for the annual comparison. In general, our core net interest margin has been improving due to rising market interest rates and the impact of the Coast acquisition, but the comparative results were also impacted by non-recurring interest income which totaled $381,000 in the fourth quarter of 2016 relative to $312,000 in the fourth quarter of 2015, and $563,000 for the year in 2016 as compared to $825,000 in 2015. Non-recurring interest income is comprised of interest recoveries on non-accrual loans less any interest reversals for loans placed on non-accrual status, as well as penalties and accelerated fee recognition on loan prepayments.

Total non-interest income increased by $586,000, or 12%, for the quarterly comparison and $1.523 million, or 9%, for the comparative annual periods. As noted above, results for 2016 reflect a higher level of non-recurring income, including a $276,000 special dividend from the Federal Home Loan Bank of San Francisco (FHLB) and net proceeds from life insurance payments on former employees totaling $489,000, all recognized in the fourth quarter. As previously reported, we also received a special dividend of $245,000 from the FHLB in the second quarter of 2015. A drop in gains from the sale of investments partially offset the increases in other non-recurring income. Investment gains were only $12,000 in the fourth quarter of 2016 relative to $235,000 in the fourth quarter of 2015, and $223,000 for the year in 2016 versus $666,000 in 2015. The increase in non-interest income also includes core items, such as fees earned from increased activity on commercial accounts and higher debit card interchange income for both the quarter and the year, and higher overdraft income for the year. Bank-owned life insurance (BOLI) income was down $158,000 for the quarter but was $87,000 higher for the annual comparison, due primarily to fluctuations in income on BOLI associated with deferred compensation plans. BOLI income was also impacted by a higher cost of insurance for certain BOLI policies in recent periods, as well as a drop in net cash surrender values resulting from policy payouts.

Sierra Bancorp Financial Results

January 23, 2017

Total non-interest expense reflects increases of $2.531 million, or 21%, for the fourth quarter and $7.350 million, or 14%, for the year, due in part to non-recurring acquisition costs which totaled $374,000 in the fourth quarter and $2.411 million for the year in 2016. The largest component of non-interest expense, salaries and benefits, increased by $1.150 million, or 19%, for the fourth quarter of 2016 over the fourth quarter of 2015, and $2.581 million, or 10%, for the year in 2016 compared to 2015. Salaries and benefits expense in 2016 includes expenses for former Coast employees retained subsequent to the acquisition in July, as well as staffing costs for our new Sanger branch that opened in May. Both the quarterly and annual increases also include salary adjustments in the normal course of business, an increased incentive plan payout rate, higher staffing levels as vacant positions were filled, and temporary salaries and overtime costs incurred in conjunction with the Coast acquisition and subsequent system conversion. Furthermore, the increase in salaries and benefits for the year includes higher deferred compensation expense, which was up by $104,000 in 2016 over 2015 in conjunction with the aforementioned increase in BOLI income. Those increases were partially offset by a higher level of deferred salaries directly related to successful loan originations, which reduces current period expense.

Occupancy expense increased by $348,000, or 20%, in the fourth quarter and $867,000, or 13%, for the year, due to occupancy costs associated with the former Coast National Bank branches and our new Sanger branch, and higher rent and depreciation expense in other locations. Other non-interest expense was up by $1.033 million, or 23%, in the fourth quarter and $3.902 million, or 21%, for the year. This category includes the non-recurring acquisition costs noted above, as well as ongoing acquisition-related increases in various core operating expense categories including data processing, deposit operations, postage, and travel expense. It also reflects expense increases in the following areas: foreclosed asset costs; debit card processing costs; amortization expense on our core deposit intangible, which was up $73,000 for the quarter and $138,000 for the year; stationery and supply costs, which were up $85,000 for the quarter and $129,000 for the year, including one-time stocking expenses for new and acquired branches; legal costs; and directors’ stock option expense, which totaled $101,000 for the year in 2016 due to stock options granted in the first quarter. Directors’ deferred compensation expense dropped by $102,000 for the fourth quarter but increased by $116,000 for the year in conjunction with the changes in BOLI income. Other significant favorable variances within other non-interest expense include a reduction in telecommunications costs, including some non-recurring credits from prior period over-billings; lower network costs; and a non-recurring expense reversal of $173,000 in director retirement plan accruals in the first quarter of 2016, subsequent to the death of a former director and the payment of split-dollar life insurance proceeds to his beneficiary.

The Company’s provision for income taxes was 34% of pre-tax income in the fourth quarter of 2016 and the fourth quarter of 2015, and 33% for the year in 2016 and 2015. Lower pre-tax income and higher non-taxable BOLI income generally put downward pressure on our tax accrual rate for 2016, although the impact of those factors was offset by declining tax credits.

Balance sheet changes during 2016 include an increase in total assets of $236 million, or 13%, due to higher loan, investment, and cash balances, as well as an increase in fixed assets. Cash balances were up by $72 million, or 148%, including a $39 million increase in interest-earning balances held at the Federal Reserve Bank. The increase in cash also reflects an increase in non-earning balances, due to a higher level of cash items in process of collection as well as branch cash for locations added during the year. The $23 million increase in investment securities in 2016 is also partially attributable to the Coast acquisition. Coast balances included $31 million in total investments at the acquisition date, but the acquired investments contained $15 million in corporate bonds and other securities that were sold by the Company shortly after the acquisition, as well as $7 million in time deposits at other financial institutions which were also liquidated by year-end. Furthermore, the $7 million increase in Bank premises and equipment is largely acquisition-related.

Gross loans were up by $130 million, or 11%, due to the addition of $93 million in loans via the Coast acquisition and organic growth in commercial real estate and construction loans, net of a $17 million reduction in outstanding balances on mortgage warehouse lines. Loan growth in 2016 was facilitated by a $21 million net increase in loan participations purchased by Bank of the Sierra from other community banks located in higher growth areas of California. Because of an additional $13 million in participation loans included in Coast’s loan portfolio, our balance of loan participations purchased now totals $41 million. Despite a higher level of organic lending activity in recent periods and growth in our pipeline of loans in process of approval, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Sierra Bancorp Financial Results

January 23, 2017

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were reduced by $4 million, or 33%, during 2016, including the return to accrual status of our single largest remaining nonperforming loan. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.68% at December 31, 2016, compared to 1.13% at December 31, 2015. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $14 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of December 31, 2016, up by $2 million compared to year-end 2015 due in part to the aforementioned upgrade of a non-performing restructured loan to performing status.

The Company’s allowance for loan and lease losses was $9.7 million at December 31, 2016, down from $10.4 million at December 31, 2015 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $722,000 in 2016 compared to $825,000 in 2015. Because of the drop in the level of the allowance and the increase in loans during the year, the allowance fell to 0.77% of total loans at December 31, 2016 from 0.92% December 31, 2015. It should be noted that all of the loans acquired from Coast were booked at their fair values, and thus did not initially require a loan loss allowance. Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2016, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect net growth of $230 million, or 16%, during 2016, including balances from the Coast acquisition in July that totaled $129 million at the acquisition date, and deposits from our branch purchase in May which totaled $10 million at the acquisition date. We also increased our time deposits from the State of California by $20 million in the third quarter of 2016. Most of the pure organic growth in deposits that occurred in 2016 took place late in the fourth quarter. Junior subordinated debentures increased by over $3 million due to $7 million in trust-preferred securities from Coast that were booked at their fair value, but other borrowings were reduced by $14 million, or 16%, during 2016.

Total capital of $206 million at December 31, 2016 reflects an increase of $16 million, or 8%, for the year due to the impact of 599,226 shares issued as part of the acquisition consideration and a rising level of retained earnings, net of a drop in accumulated other comprehensive income and the cost of common stock repurchased by the Company. The Company repurchased a total 29,312 shares during the fourth quarter of 2016 at an average cost of $18.25 per share, bringing total repurchases for the year to 125,365 shares at an average cost of $18.01 per share. The Company’s share repurchase plan is currently on hold, given the recent rise in stock prices and our record level of market capitalization.

Sierra Bancorp Financial Results

January 23, 2017

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 40th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services via 33 full-service branches located throughout California’s South San Joaquin Valley and neighboring communities, on the Central Coast, and in Southern California locations including Ventura County and Santa Clarita. We also maintain a loan production office and an online branch, and provide specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 23, 2017

CONSOLIDATED INCOME STATEMENT
(in $000’s, unaudited)	Qtr Ended:		4Q16 vs	Qtr Ended:	4Q16 vs	Year Ended:		YTD16 vs
	12/31/2016	9/30/2016	3Q16	12/31/2015	4Q15	12/31/2016	12/31/2015	YTD15
Interest Income	$18,745	$17,794	+5%	$16,164	+16%	$68,505	$62,707	+9%
Interest Expense	980	887	+10%	651	+51%	3,323	2,581	+29%
Net Interest Income	17,765	16,907	+5%	15,513	+15%	65,182	60,126	+8%

Provision for Loan & Lease Losses	-	-	0%	-	0%	-	-	0%
Net Int after Provision	17,765	16,907	+5%	15,513	+15%	65,182	60,126	+8%

Service Charges	2,617	2,686	-3%	2,518	+4%	10,151	9,399	+8%
BOLI Income	254	302	-16%	412	-38%	994	907	+10%
Gain (Loss) on Investments	12	90	-87%	235	-95%	223	666	-67%
Other Non-Interest Income	2,496	1,913	+30%	1,628	+53%	7,870	6,743	+17%
Total Non-Interest Income	5,379	4,991	+8%	4,793	+12%	19,238	17,715	+9%

Salaries & Benefits	7,097	6,866	+3%	5,947	+19%	27,452	24,871	+10%
Occupancy Expense	2,086	2,063	+1%	1,738	+20%	7,766	6,899	+13%
Other Non-Interest Expenses	5,555	7,192	-23%	4,522	+23%	22,835	18,933	+21%
Total Non-Interest Expense	14,738	16,121	-9%	12,207	+21%	58,053	50,703	+14%

Income Before Taxes	8,406	5,777	+46%	8,099	+4%	26,367	27,138	-3%
Provision for Income Taxes	2,889	1,848	+56%	2,736	+6%	8,800	9,071	-3%
Net Income	$5,517	$3,929	+40%	$5,363	+3%	$17,567	$18,067	-3%

TAX DATA
Tax-Exempt Muni Income	$784	$765	+2%	$751	+4%	$3,009	$2,953	+2%
Interest Income - Fully Tax Equiv	$19,167	$18,206	+5%	$16,568	+16%	$70,125	$64,297	+9%

NET CHARGE-OFFS	$179	$162	+10%	$(11)	NM	$722	$825	-12%

Note: An “NM” designation indicates that the percentage change is “Not Meaningful”, likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

January 23, 2017

PER SHARE DATA
(unaudited)	Qtr Ended:		4Q16 vs	Qtr Ended:	4Q16 vs	Year Ended:		YTD16 vs
	12/31/2016	9/30/2016	3Q16	12/31/2015	4Q15	12/31/2016	12/31/2015	YTD15
Basic Earnings per Share	$0.40	$0.28	+43%	$0.40	0%	$1.30	$1.34	-3%
Diluted Earnings per Share	$0.40	$0.28	+43%	$0.40	0%	$1.29	$1.33	-3%
Common Dividends	$0.12	$0.12	0%	$0.11	+9%	$0.48	$0.42	+14%

Wtd. Avg. Shares Outstanding	13,779,671	13,790,107	0%	13,250,570	+4%	13,530,293	13,460,605	+1%
Wtd. Avg. Diluted Shares	13,931,472	13,904,460	0%	13,372,836	+4%	13,651,804	13,585,110	0%

Book Value per Basic Share (EOP)	$14.94	$15.12	-1%	$14.36	+4%	$14.94	$14.36	+4%
Tangible Book Value per Share (EOP)	$14.14	$14.34	-1%	$13.77	+3%	$14.14	$13.77	+3%

Common Shares Outstanding (EOP)	13,776,589	13,789,501	0%	13,254,088	+4%	13,776,589	13,254,088	+4%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:		Qtr Ended:	Year Ended:
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Return on Average Equity	10.52%	7.50%	11.25%	8.71%	9.59%
Return on Average Assets	1.12%	0.81%	1.24%	0.95%	1.07%
Net Interest Margin (Tax-Equiv.)	4.03%	3.93%	4.01%	3.95%	3.99%
Efficiency Ratio (Tax-Equiv.)	62.21%	72.02%	58.98%	67.23%	63.98%
Net C/O’s to Avg Loans (not annualized)	0.01%	0.01%	0.00%	0.06%	0.08%

Sierra Bancorp Financial Results

January 23, 2017

STATEMENT OF CONDITION
(balances in $000’s, unaudited)
			Dec ’16 vs		Dec ’16 vs
	12/31/2016	9/30/2016	Sep ’16	12/31/2015	Dec ’15
ASSETS
Cash and Due from Banks	$120,442	$65,442	+84%	$48,623	+148%
Investment Securities	530,083	535,580	-1%	507,582	+4%

Real Estate Loans (non-Agricultural)	783,017	739,165	+6%	644,926	+21%
Agricultural Real Estate Loans	134,480	135,926	-1%	133,182	+1%
Agricultural Production Loans	46,229	52,640	-12%	46,237	0%
Comm’l & Industrial Loans & Leases	123,595	130,087	-5%	113,207	+9%
Mortgage Warehouse Lines	163,045	185,865	-12%	180,355	-10%
Consumer Loans	12,165	12,647	-4%	14,949	-19%
Gross Loans & Leases	1,262,531	1,256,330	0%	1,132,856	+11%
Deferred Loan & Lease Fees	2,924	2,956	-1%	2,169	+35%
Loans & Leases Net of Deferred Fees	1,265,455	1,259,286	0%	1,135,025	+11%
Allowance for Loan & Lease Losses	(9,701)	(9,880)	-2%	(10,423)	-7%
Net Loans & Leases	1,255,754	1,249,406	+1%	1,124,602	+12%

Bank Premises & Equipment	28,893	28,781	0%	21,990	+31%
Other Assets	97,701	94,031	+4%	93,740	+4%
Total Assets	$2,032,873	$1,973,240	+3%	$1,796,537	+13%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$524,552	$498,391	+5%	$432,251	+21%
Int-Bearing Transaction Accounts	498,824	464,418	+7%	431,840	+16%
Savings Deposits	215,693	212,053	+2%	193,052	+12%
Money Market Deposits	119,417	119,777	0%	101,562	+18%
Customer Time Deposits	336,985	339,192	-1%	305,923	+10%
Wholesale Brokered Deposits	-	-	0%	-	0%
Total Deposits	1,695,471	1,633,831	+4%	1,464,628	+16%

Junior Subordinated Debentures	34,410	34,365	0%	30,928	+11%
Other Interest-Bearing Liabilities	73,094	80,870	-10%	86,705	-16%
Total Deposits & Int.-Bearing Liab.	1,802,975	1,749,066	+3%	1,582,261	+14%

Other Liabilities	24,020	15,646	+54%	23,936	0%
Total Capital	205,878	208,528	-1%	190,340	+8%
Total Liabilities & Capital	$2,032,873	$1,973,240	+3%	$1,796,537	+13%

Sierra Bancorp Financial Results

January 23, 2017

GOODWILL & INTANGIBLE ASSETS
(balances in $000’s, unaudited)			Dec ’16 vs		Dec ’16 vs
	12/31/2016	9/30/2016	Sep ’16	12/31/2015	Dec ’15
Goodwill	8,268	7,932	+4%	6,908	+20%
Core Deposit Intangible	2,803	2,909	-4%	930	+201%
Total Intangible Assets	11,071	10,841	+2%	7,838	+41%

CREDIT QUALITY
(balances in $000’s, unaudited)			Dec ’16 vs		Dec ’16 vs
	12/31/2016	9/30/2016	Sep ’16	12/31/2015	Dec ’15
Non-Accruing Loans	$6,365	$6,285	+1%	$9,634	-34%
Foreclosed Assets	2,225	2,782	-20%	3,193	-30%
Total Nonperforming Assets	$8,590	$9,067	-5%	$12,827	-33%

Performing TDR’s (not incl. in NPA’s)	$14,182	$14,478	-2%	$12,431	+14%

Non-Perf Loans to Gross Loans	0.50%	0.50%		0.85%
NPA’s to Loans plus Foreclosed Assets	0.68%	0.72%		1.13%
Allowance for Ln Losses to Loans	0.77%	0.79%		0.92%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2016	9/30/2016	12/31/2015
Shareholders Equity / Total Assets	10.1%	10.6%	10.6%
Loans / Deposits	74.5%	76.9%	77.3%
Non-Int. Bearing Dep. / Total Dep.	30.9%	30.5%	29.5%

Sierra Bancorp Financial Results

January 23, 2017

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000’s, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$8,868	$23	1.01%	$11,221	$29	1.01%	$6,476	$5	0.30%
Taxable	419,913	1,848	1.72%	419,218	1,879	1.75%	405,187	2,020	1.95%
Non-taxable	115,034	784	4.10%	112,600	765	4.09%	102,160	751	4.43%
Total investments	543,815	2,655	2.21%	543,039	2,673	2.22%	513,823	2,776	2.42%

Loans and Leases:
Real estate	899,081	11,820	5.23%	860,753	10,931	5.05%	775,643	10,155	5.19%
Agricultural Production	48,885	545	4.44%	52,979	576	4.33%	38,714	414	4.24%
Commercial	122,372	1,726	5.61%	126,190	1,685	5.31%	104,579	1,212	4.60%
Consumer	12,744	356	11.11%	13,456	395	11.68%	15,738	434	10.94%
Mortgage warehouse lines	167,262	1,605	3.82%	155,487	1,501	3.84%	124,083	1,138	3.64%
Other	2,733	39	5.68%	2,035	33	6.45%	2,049	35	6.78%
Total loans and leases	1,253,077	16,091	5.11%	1,210,900	15,121	4.97%	1,060,806	13,388	5.01%
Total interest earning assets	1,796,892	$18,746	4.24%	1,753,939	$17,794	4.13%	1,574,629	$16,164	4.17%
Other earning assets	8,506			8,268			7,546
Non-earning assets	156,892			156,657			138,556
Total assets	$1,962,290			$1,918,864			$1,720,731

Liabilities and shareholders’ equity
Interest bearing deposits:
Demand deposits	$117,196	$90	0.31%	$136,467	$105	0.31%	$114,531	$85	0.29%
NOW	351,223	100	0.11%	338,086	95	0.11%	301,771	86	0.11%
Savings accounts	213,962	61	0.11%	211,900	59	0.11%	191,927	53	0.11%
Money market	120,826	23	0.08%	117,854	24	0.08%	102,247	17	0.07%
Customer Time Deposits	340,600	326	0.38%	326,218	292	0.36%	306,355	199	0.26%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,143,807	600	0.21%	1,130,525	575	0.20%	1,016,831	440	0.17%
Borrowed funds:
Junior Subordinated Debentures	34,382	320	3.70%	37,319	261	2.78%	30,928	184	2.36%
Other Interest-Bearing Liabilities	51,372	59	0.46%	44,895	51	0.45%	29,871	27	0.36%
Total borrowed funds	85,754	379	1.76%	82,214	312	1.51%	60,799	211	1.38%
Total interest bearing liabilities	1,229,561	$979	0.32%	1,212,739	$887	0.29%	1,077,630	$651	0.24%
Demand deposits - non-interest bearing	502,993			481,996			438,884
Other liabilities	21,047			15,678			15,156
Shareholders’ equity	208,689			208,451			189,061
Total liabilities and shareholders’ equity	$1,962,290			$1,918,864			$1,720,731

Interest income/interest earning assets			4.24%			4.13%			4.17%
Interest expense/interest earning assets			0.21%			0.20%			0.16%
Net interest income and margin		$17,767	4.03%		$16,907	3.93%		$15,513	4.01%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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